Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass
(717)339-5085

ACNB CORPORATION DECLARES
FIRST QUARTER CASH DIVIDEND

GETTYSBURG, Pa., January 30 — The Board of Directors of ACNB Corporation recently approved the issuance of the regular quarterly dividend.  The cash dividend of $.20 per share is payable on March 15, 2007, to shareholders of record on March 1, 2007.

In comparison to a year ago, ACNB Corporation also paid a $.20 dividend per share in the first quarter of 2006, as restated due to the 5% common stock dividend issued on December 15, 2006.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.  On December 31, 2006, total assets of ACNB Corporation were $948 million.

In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or

ACNB Corporation
Press Release
2007 First Quarter Dividend
January 30, 2007

the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements.  They only reflect management’s analysis, as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Corporation.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2007-01
January 30, 2007